Exhibit 99.1

For Immediate Release

Mediacom LLC and Mediacom Capital Corporation

Announce Redemption of 9 1⁄8% Notes Due 2019

Mediacom Park, NY - July 16, 2014 - Mediacom LLC and Mediacom Capital Corporation, wholly-owned subsidiaries of Mediacom Communications Corporation, today announced that they have called for redemption the entire outstanding principal amount of their 9 1⁄8% Senior Notes due 2019 (the “Notes”). The redemption date for the Notes is August 15, 2014 (the “Redemption Date”). In accordance with the redemption provisions of the Notes and the related indenture, the Notes will be redeemed at a price equal to $1,045.63 for each $1,000 principal amount outstanding. The aggregate principal amount of Notes outstanding is $350 million, and the redemption price for all outstanding Notes is approximately $366 million. The August 15, 2014 interest payment will be made in the usual manner and interest on the Notes will cease to accrue on and after the Redemption Date.

The Notes are to be surrendered to Law Debenture Trust Company of New York, as paying agent. For information, call (212) 750-6474.

This announcement does not constitute an offer to purchase or redeem the Notes.

About Mediacom Communications

Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant customer concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a broad array of information, communications and entertainment services and provides innovative broadband solutions through its Mediacom Business division. Mediacom Communications also sells advertising and production services through its OnMedia division. More information about Mediacom Communications is available at www.mediacomcc.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this press release and the other risks and uncertainties are discussed in our Annual Report on Form 10-K for the year ended December 31, 2013.

Contact:
Investor Relations	Media Relations
Jack P. Griffin	Thomas Larsen
Director, Corporate Finance	Group Vice President,
(845) 443-2654	Legal and Public Affairs
(845) 443-2754

Mediacom Communications Corporation

1 Mediacom Way • Mediacom Park, NY 10918 • 845 - 443 - 2600 • Fax 845 - 698 - 4100